EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared by Rimage Corporation (the “Company” or “Rimage”) to reflect Rimage’s acquisition of Qumu, Inc. (“Qumu”) by merger, which was effective on October 10, 2011. The transaction is more fully described in Item 2.01 of the Current Report on Form 8-K dated October 10, 2011 that the Company filed on October 17, 2011.

Based in San Bruno, California, Qumu is a leading supplier of enterprise video communication solutions and social enterprise applications for business. Qumu’s products are expected to complement Rimage’s virtual publishing solution currently under development, and each company is expected to benefit from the other’s existing customer base.

After inclusion of working capital and other adjustments required under the Merger Agreement, the aggregate purchase price totaled approximately $53 million, consisting of approximately $40 million in cash and 1,000,000 shares of Rimage’s common stock. For the purposes of calculating the number of shares of common stock issuable in the merger, the parties agreed upon a value of $13.1865 per share. Of the cash amounts payable in the merger, $5.2 million is subject to escrow for a one-year period to secure a possible working capital adjustment and the indemnification obligations to Rimage.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and the nine month period ended September 30, 2011 are based on the historical financial statements of Rimage and Qumu after giving effect to the acquisition and applying the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments reflect transactions that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of operations. The pro forma condensed combined statements of income do not include the impact of one-time transaction-related costs.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 is presented as if the acquisition of Qumu had occurred on September 30, 2011. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and for the nine month period ended September 30, 2011 combine the results of operations of Rimage and Qumu as if the acquisition of Qumu had occurred on January 1, 2010.

Rimage’s acquisition of Qumu has been accounted for in accordance with the Financial Accounting Standards Board (FASB) guidance on accounting for business combinations. Pursuant to this guidance, the Company used the acquisition method to account for this transaction whereby the purchase price was allocated to the fair values of the tangible and intangible assets acquired and liabilities assumed. These fair values were based on management’s estimates as of the acquisition date of October 10, 2011. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill. FASB’s guidance provides that intangible assets with finite lives be amortized over their estimated remaining useful lives, while goodwill and other intangible assets with indefinite lives will not be amortized, but rather tested for impairment on at least an annual basis. The purchase price allocation is considered preliminary and subject to change once Rimage receives certain information it believes is necessary to finalize the acquisition accounting, as indicated in Note 1 to the pro forma condensed combined financial statements.

Rimage has prepared the unaudited pro forma condensed combined financial statements for illustrative purposes only and they are not intended to represent or be indicative of the combined financial position or combined results of operations that would actually have been realized had Rimage and Qumu been a combined company during the respective periods presented or of the results that may be achieved in future periods. In addition, these pro forma financial statements do not reflect the realization of any cost savings that may have been achieved from operating efficiencies, synergies or other restructuring activities that may result from the acquisition.

The unaudited pro forma condensed combined financial statements have been compiled from, and should be read in conjunction with, the following sources, all prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”):

•

Rimage’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2010, contained in Rimage’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2011 and Rimage’s unaudited consolidated financial statements and notes thereto as of and for the nine months ended September 30, 2011, contained in Rimage’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2011.

•

Qumu’s audited financial statements and notes thereto as of and for the year ended December 31, 2010 and unaudited financial statements and notes thereto as of and for the nine months ended September 30, 2011, prepared by Qumu management and contained in this Form 8-K/A.

•	The accompanying notes to the pro forma condensed combined financial statements.
2 RIMAGE CORPORATION AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2011 (unaudited - in thousands)

	September 30, 2011 Rimage	September 30, 2011 Qumu	Pro Forma Adjustments	Note	Pro Forma Rimage
Assets

Current assets:
Cash and cash equivalents	$108,194	$59	$(39,557)	2(b), 2(e)	$68,696
Marketable securities	6,565	—	—		6,565
Receivables, net	13,506	4,611	—		18,117
Inventories	5,629	272	—		5,901
Prepaid expenses and other current assets	1,821	279	(17)	2(c)(i)	2,083
Deferred income taxes - current	686	—	—		686
Total current assets	136,401	5,221	(39,574)		102,048

Property and equipment, net	6,162	356	38	2(a)(ii), 2(d)	6,556
Deferred income taxes - non-current	3,787	—	12,000	2(a)(v)	15,787
Other assets - non-current	3,828	43	—		3,871
Intangible assets	—	—	18,901	2(a)(i)	18,901
Goodwill	—	—	27,401	1	27,401
Total assets	$150,178	$5,620	$18,766		$174,564

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$4,814	$1,083	$1,142	2(c)(v)	$7,039
Accrued compensation	3,629	1,690	—		5,319
Other accrued expenses	642	1,147	—	2(c)(i)	1,789
Income taxes payable	1,328	—	—		1,328
Deferred income and customer deposits	7,400	2,722	(818)	2(a)(iii)	9,304
Short-term debt	—	9,500	(9,500)	2(c)(i)	—
Other current liabilities	52	—	—		52
Total current liabilities	17,865	16,142	(9,176)		24,831

Long-term liabilities:
Deferred income - non-current	4,362	—	—		4,362
Income taxes payable - non-current	123	—	—		123
Deferred income taxes - non-current	—	—	7,618	2(a)(iv)	7,618
Other non-current liabilities/ long term debt	345	2,414	(2,414)	2(c)(i)	345
Total long-term liabilities	4,830	2,414	5,204		12,448
Total liabilities	22,695	18,556	(3,972)		37,279

Stockholders’ equity:
Preferred stock	—	19,029	(19,029)	2(g)	—
Common stock	93	77	(67)	2(g), 2(b)	103
Additional paid-in capital	44,679	409	10,525	2(g), 2(b)	55,613
Retained earnings	81,840	(32,451)	31,309	2(c), 2(g)	80,698
Accumulated other comprehensive income	467	—	—		467
Total stockholders’ equity	127,079	(12,936)	22,738		136,881
Noncontrolling interest	404	—	—		404
Total stockholders’ equity	127,483	(12,936)	22,738		137,285

Total liabilities and stockholders’ equity	$150,178	$5,620	$18,766		$174,564

See notes to unaudited pro forma condensed combined financial statements

RIMAGE CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2010
(in thousands, except per share amounts)

	Year Ended December 31, 2010 Rimage	Year Ended December 31, 2010 Qumu	Pro Forma Adjustments	Note	Pro Forma Rimage

Revenues:
Product	$78,746	$6,768	$(186)	2(a)(iii)	$85,328
Service	9,985	3,491	(337)	2(a)(iii)	13,139
Total revenues	88,731	10,259	(523)		98,467
Cost of revenues:
Product	37,981	2,971	—		40,952
Service	7,240	1,423	—		8,663
Total cost of revenues	45,221	4,394	—		49,615
Gross profit	43,510	5,865	(523)		48,852

Operating expenses:
Research and development	6,506	3,820	—		10,326
				2(a)(ii),
				2(c)(iii),
Selling, general and administrative	25,432	6,347	(49)	2(d)	31,730
Amortization of purchased intangibles	—	—	1,968	2(f)	1,968
Total operating expenses	31,938	10,167	1,919		44,024

Operating income (loss)	11,572	(4,302)	(2,442)		4,828

Other income (expense):
Interest, net	507	(642)	465	2(b), 2(c)(ii)	330
Gain (loss) on currency exchange	14	—	(4)	2(i)	10
Other, net	3	(51)	50	2(c)(iv)	2
Total other income (expense), net	524	(693)	511		342

Income (loss) before income taxes	12,096	(4,995)	(1,931)		5,170
Income tax expense	4,494	1	(2,572)	2(h)	1,923
Net income (loss)	7,602	(4,996)	641		3,247

Net loss attributable to the noncontrolling interest	98	—	—		98

Net income (loss) attributable to Rimage / Qumu	$7,700	$(4,996)	$641		$3,345

Net income per basic share	$0.81				$0.32

Net income per diluted share	$0.80				$0.32

Basic weighted average shares outstanding	9,524		1,000	2(j)	10,524

Diluted weighted average shares outstanding	9,596		1,000	2(j)	10,596

See notes to unaudited pro forma condensed combined financial statements

RIMAGE CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Income
Nine Month Period Ended September 30, 2011
(in thousands, except per share amounts)

	Nine Months ended September 30, 2011 Rimage	Nine Months ended September 30, 2011 Qumu	Pro Forma Adjustments	Note	Pro Forma Rimage

Revenues:
Product	$53,320	$6,669	$-		$59,989
Service	8,651	3,590	(20)	2(a)(iii)	12,221
Total revenues	61,971	10,259	(20)		72,210
Cost of revenues:
Product	26,135	2,025	-		28,160
Service	4,757	1,576	-		6,333
Total cost of revenues	30,892	3,601	-		34,493
Gross profit	31,079	6,658	(20)		37,717

Operating expenses:
Research and development	4,615	3,274	-		7,889
Selling, general and administrative	20,180	6,325	(108)	2(c)(iii), 2(d)	26,397
Amortization of purchased intangibles	-	-	1,501	2(f)	1,501
Total operating expenses	24,795	9,599	1,393		35,787

Operating income (loss)	6,284	(2,941)	(1,413)		1,930

Other income (expense):
Interest, net	169	(750)	708	2(b), 2(c)(ii)	127
Loss on currency exchange	(4)	(3)	-		(7)
Other, net	(1)	-	-		(1)
Total other income (expense), net	164	(753)	708		119

Income (loss) before income taxes	6,448	(3,694)	(705)		2,049
Income tax expense	2,379	8	(1,626)	2(h)	761
Net income (loss)	4,069	(3,702)	921		1,288
Net loss attributable to the noncontrolling interest	117	-	-		117

Net income (loss) attributable to Rimage / Qumu	$4,186	$(3,702)	$921		$1,405

Net income per basic share	$0.44				$0.13

Net income per diluted share	$0.44				$0.13

Basic weighted average shares outstanding	9,495		1,000	2(j)	10,495

Diluted weighted average shares outstanding	9,528		1,000	2(j)	10,528

See notes to unaudited pro forma condensed combined financial statements

RIMAGE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

          1.          PURCHASE PRICE ALLOCATION

The pro forma condensed combined balance sheet as of September 30, 2011 reflects the following allocation of the total purchase price to Qumu’s net tangible and intangible assets, with the residual allocated to goodwill (in thousands):

Total purchase price		$52,743
Less: discount applied to Rimage stock for trade restrictions		(2,242)
Adjusted purchase price for purchase price allocation		50,501

Book value of net assets acquired	(1,101)

Fair value adjustments to tangible assets	918
Fair value of tangible net assets acquired		(183)

Identifiable intangibles at acquisition-date fair value:
Customer relationships	8,090
Developed technology	6,050
In-process research & development	1,311
Trademark / trade names	3,420
Favorable lease	30
		18,901

Estimated deferred tax asset for value of Qumu’s net operating loss		12,000
Estimated deferred tax liabilities		(7,618)
		23,100
Residual goodwill		$27,401

Except as discussed in Note 2(a) below, the carrying value of assets and liabilities in Qumu’s financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities.

The total purchase price allocation reflected in the pro forma condensed combined balance sheet differs from the actual purchase price allocation due to changes in the book value of net tangible assets subsequent to September 30, 2011 through the date of acquisition. Further, the purchase price allocation is considered preliminary and is subject to change once Rimage receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed. As such, the allocation of total purchase price is subject to refinement, and additional adjustments to record the fair value of all assets acquired and liabilities assumed may be required.

2.	PRO FORMA ADJUSTMENTS

The pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Rimage and Qumu and certain adjustments which Rimage believes are reasonable to give effect to the Qumu acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma condensed combined financial statements were prepared using the acquisition method of accounting for the business combination. As discussed above, the purchase price allocation is considered preliminary at this time. However, Rimage believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the pro forma condensed combined financial statements provide a reasonable basis for presenting the pro forma effects of the Qumu acquisition.

Rimage believes there are no adjustments, in any material respects, that need to be made to present the Qumu financial information in accordance with U.S. GAAP, or to align Qumu’s historical accounting policies with Rimage’s accounting policies.

The adjustments made in preparing the pro forma condensed combined financial statements are as follows:

(a) Fair Value Acquisition Accounting Adjustments

For purposes of the pro forma presentation, the following adjustments were made to reflect management’s preliminary estimate of the fair value of the net assets acquired:

i.

Qumu’s intangible assets with finite lives have been increased by approximately $18.9 million to reflect management’s preliminary estimate of the fair value of the acquired intangible assets, including customer relationships, technology assets and trade names. The purchase price allocated to these intangible assets was based on management’s forecasted cash inflows and outflows and applied a relief-from-royalty and a multi-period excess earnings method to calculate the fair value of assets purchased with consideration to other factors including an independent valuation of management’s assumptions.

ii.

The $0.1 million increase in property, plant and equipment in the pro forma condensed combined balance sheet represents the recognition of the estimated additional fair value relative to net book value carried on Qumu’s balance sheet as of the acquisition date. The increase in fair value considered the estimated remaining useful life and value of fully depreciated property, plant and equipment as of the acquisition date. Additional depreciation expense of $0.1 million is included in selling, general and administrative expenses in the pro forma condensed combined statements of income for the year ended December 31, 2010, assuming the equipment has one year of remaining useful life.

iii.

The $0.8 million decrease in deferred income in the pro forma condensed combined balance sheet as of September 30, 2011 is required to arrive at the estimated fair value of the deferred income under purchase accounting requirements, which considered estimated remaining fulfillment costs and profit associated with the fulfillment effort, excluding selling profit. The reductions in revenue in the pro forma combined statements of income for the year ended December 31, 2010 and the nine months ended September 30, 2011 represent the estimated impact of reducing the fair value of deferred income as of January 1, 2010, the assumed date of the acquisition for reporting pro forma results of operations.

iv.	Rimage recorded an estimated net deferred tax liability impact of $7.6 million related to the fair value purchase accounting adjustments discussed above.

v.

Rimage recorded a deferred tax asset of $12 million representing a preliminary estimate of the value to Rimage of Qumu’s cumulative net operating losses incurred prior to the acquisition date. Finalization of this amount is subject to completion of a Section 382 study and could change significantly from this preliminary estimate.

Goodwill, representing the excess of the total purchase price over the fair value of the net assets acquired, was approximately $27 million at the date of acquisition under the pro forma purchase price allocation. This amount differs slightly from the actual goodwill recorded due to changes in the book value of net tangible assets subsequent to September 30, 2011 through the date of acquisition. Additionally, this allocation is based on preliminary estimates; the final acquisition cost allocation may differ significantly from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(b) Acquisition Funding

The Qumu acquisition was funded through the use of approximately $40 million of cash held by Rimage at the time of acquisition and approximately 1,000,000 shares of Rimage’s common stock. For purposes of calculating the number of shares of common stock issuable in the merger, the parties agreed upon a value of $13.1865 per share, which was based on the average closing price of Rimage common stock for the 20 consecutive trading days ending five days prior to the acquisition date. For purposes of allocating the purchase price for purchase accounting purposes, the market value of Rimage’s shares was discounted by approximately 17% or $2.2 million, representing the estimated discount for temporary trading restrictions on the stock. This resulted in a stock value of approximately $10.9 million for purchase accounting purposes.

Adjustments of $179,000 and $41,000 were made in the pro forma condensed combined statements of income for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively, to reduce interest income by the estimated amounts of interest income that would have been lost in those periods because of lower invested fund balances. A 0.5% and 0.14% rate of return was assumed for each respective period, based upon effective yields earned during these periods by Rimage.

(c) Debt and other Accrued Liabilities

i.	Debt Borrowing and Other Acquisition Related Liabilities of Qumu

In accordance with the Merger Agreement, at closing, certain cash paid by Rimage to acquire Qumu was used to satisfy all Qumu’s outstanding debt and direct acquisition related liabilities consisting of transaction costs and management bonuses. Qumu accrued total expenses subsequent to September 30, 2011 and through the acquisition date of approximately $5.2 million associated with the transaction costs and management bonus. The accrual of such costs does not appear in the pro forma adjustments column on the pro forma condensed combined balance sheet as of September 30, 2011 as these costs were fully paid on the acquisition date. The pro forma condensed combined statements of income do not include the impact of these non-recurring direct acquisition costs.

ii.	Interest Expense

Adjustments were made in the pro forma condensed combined statements of income to eliminate interest expense incurred by Qumu related to its outstanding debt for the year ended December 31, 2010 and the nine months ended September 30, 2011 because, as explained in Note (c)(i) above, all such debt was satisfied at the time the acquisition was closed.

iii.	Debt Related Bank Fees and Loan Origination Expenses

Adjustments were made in the pro forma condensed combined statements of income for the year ended December 31, 2010 and the nine months ended September 30, 2011 to eliminate bank fees associated with Qumu’s bank line of credit and expenses associated with loan origination fees because as all such debt was satisfied at the time the acquisition was closed. Qumu charged these costs to selling, general and administrative expense, amounting to $95,000 and $71,000 for the respective periods in 2010 and 2011.

iv.	Other Debt Related Expenses

An adjustment of $50,000 was made in the pro forma condensed combined statements of income for the year ended December 31, 2010 to eliminate expense associated with a mark-to-market fair value adjustment associated with outstanding warrants because all obligations related to debt and other financial instruments were satisfied at the time the acquisition was closed.

v.	Direct Transaction Expenses of Rimage

An adjustment of $1.1 million was made in the pro forma condensed combined balance sheet as of September 30, 2011 to accrue additional direct transaction expenses incurred by Rimage as of the closing date, consisting primarily of investment banking fees. Prior to September 30, 2011, Rimage accrued other direct transaction related expenses of $0.4 million, resulting in total accrued transaction expenses of $1.5 million as of the closing date. The pro forma condensed combined statements of income do not include the impact of $1.1 million of these non-recurring transaction costs incurred subsequent to September 30, 2011.

(d) Other Adjustments

The pro forma condensed combined balance sheet as of September 30, 2011 includes an adjustment of $62,000 recorded by Qumu subsequent to September 30, 2011 and prior to the closing date to reduce the value of a previously established intangible asset to zero due to impairment. The pro forma condensed combined statements of income for the year ended December 31, 2010 and nine months ended September 30, 2011 include adjustments to reverse amortization expense of $50,000 and $37,000, respectively, related to this intangible asset. These expenses were originally recorded in selling, general and administrative expenses.

(e) Cash held by Qumu

All cash held by Qumu on the closing date was effectively returned to Qumu shareholders in accordance with the Merger Agreement in the form of an increase to the purchase price.

(f) Amortization Expense Related to Acquired Intangible Assets

Acquired finite-lived intangible assets were recorded at their estimated fair value of $18.9 million. The weighted-average useful life of the acquired intangible assets is estimated at 10.4 years. Adjustments to record estimated amortization expense of approximately $2.0 million and $1.5 million were made for the year ended December 31, 2010 and the nine month period ended September 30, 2011, respectively, and were reflected in the pro forma condensed combined statements of income as follows (dollars in thousands):

Intangible Asset	Fair Value	Life (in years)	Annual Amortization

Customer relationships	$8,090	11	$735
Developed technology	6,050	7	864
In-process research & development	1,311	7	125
Trademark / trade names	3,420	16	214
Favorable lease	30	1	30
	$18,901		$1,968

(g) Elimination of Qumu’s Stockholders’ Equity (Deficit)

An adjustment of $18.2 million to eliminate Qumu’s stockholders’ equity (deficit) balances (inclusive of the impact of pro forma adjustments) was recorded in the pro forma condensed combined balance sheet.

(h) Income Taxes

i.

The pro forma condensed combined balance sheet includes an adjustment to record an estimated deferred tax asset of $12 million representing a preliminary estimate of the value to Rimage of Qumu’s cumulative net operating losses incurred prior to the acquisition date. An adjustment was also included to record an estimated net deferred tax liability of $7.6 million related to the fair value acquisition accounting adjustments discussed in 2(a) above. These amounts are subject to change pending completion of a section 382 study and finalization of the fair value of assets acquired and liabilities assumed, and could change significantly from estimated amounts.

ii.

The pro forma condensed combined statements of income include adjustments to income tax expense for the impact of the pro forma income statement adjustments using the effective tax rate in effect during the periods for which the pro forma condensed combined statements of income are presented.

(i) Reclassifications

Certain insignificant expenses were reclassified from selling, general and administrative expenses to other expense in the pro forma condensed combined statements of income for consistency with Rimage’s presentation of such expenses.

(j) Shares Used in Pro Forma Earnings per Share Calculation

Reflects the incremental impact on basic and diluted weighted average shares outstanding of the issuance of Rimage common stock assuming the shares were outstanding for the entire year ended December 31, 2010 and the entire nine month period ended September 30, 2011.